Exhibit 99.1

This joint filing agreement (this “Agreement”) is made and entered into as of the date set forth below.

The parties to this Agreement hereby acknowledge and agree that (a) the foregoing statement on Schedule 13G, in respect of the Ordinary Shares of MariaDB plc, is filed on behalf of each party to this Agreement, and (b) all subsequent amendments to the foregoing statement on Schedule 13G may be filed on behalf of each party to this Agreement without filing additional joint filing agreements. Each party to this Agreement acknowledges that it is responsible for timely filing such amendments, and for the completeness and accuracy of the information concerning such party contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other party, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 6, 2023

Runa Capital Fund II, L.P.

By:	Runa Capital II (GP)
(General Partner)

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director

Runa Capital II (GP)

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director

Runa Capital Opportunity Fund I, L.P.

By:	Runa Capital Opportunity I (GP)
(General Partner)

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director

Runa Capital Opportunity I (GP)

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director

Runa Ventures I Limited

By:	Runa Capital Opportunity I (GP)
(Managing Shareholder)

By:	/s/ Gary Carr
Name:	Gary Carr
Title:	Director